Exhibit 99.7

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On March 12, 2021, RumbleOn, Inc. (“RumbleOn” or the “Company) entered into a Plan of Merger and Equity Purchase Agreement, as amended on June 17, 2021 and July 20, 2021 (the “RideNow Agreements”), to acquire RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group”). RideNow is a collection of franchised dealerships operating in the powersports industry. Collectively, the Group is referred to as the Acquired Companies in the Agreement. The Group is engaged in the sale of new and used motorcycles, all- terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of June 30, 2021, RideNow owned and operated 43 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

The RideNow Agreement provides that the Company will acquire the Acquired Companies in exchange for (i) $400,400,000 in cash plus or minus any adjustments for net working capital and closing indebtedness, and (ii) shares of the Company’s Class B Common Stock having a value of $175,000,000 (the “Closing Payment Shares”), valued equally, on a per share basis, based upon the lowest value of (A) $30.00; (B) the VWAP of the Company’s Class B Common Stock for the twenty (20) trading days immediately preceding the closing of the RideNow Transaction (the “Closing”), and (C) the value on a per share basis paid for the Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock by any person which purchases Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock from the Company from the date of the RideNow Agreement until the Closing not including purchases of Class B Common Stock underlying currently outstanding options, warrants, convertible notes, or other derivative securities. Ten percent (10%) of the Closing Payment Shares will be escrowed at Closing and will be released pursuant to the terms of the RideNow Agreement. The Company will finance the cash consideration through a combination of approximately $280,000,000 of debt provided by the Initial Lender (as defined below) and through the issuance of new equity for the remainder thereof.

The following unaudited pro forma condensed combined financial statements are based on the Company’s historical consolidated financial statements and RideNow’s historical combined financial statements as adjusted to give effect to the Company’s acquisition of RideNow and the related financing transactions. The unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021, gives effect to these transactions as if they occurred on June 30, 2021. The unaudited Pro Forma Condensed Combined Statements of Operations for the six months ended June 30, 2021, and the twelve months ended December 31, 2020, give effect to these transactions as if they occurred on January 1, 2020.

The unaudited pro forma condensed combined financial statements should be read together with the Company’s audited historical financial statements, which are included in the Company’s most recent Annual Report on Form 10-K, and quarterly report on Form 10-Q, and RideNow’s audited historical financial statements, which were included in RumbleOn’s Form 8-K that was filed on April 8, 2021, and its quarterly financial statements, which is included in this Form 8-K being filed on August 4, 2021.

The unaudited pro forma combined financial information is provided for informational purpose only and is not intended to represent or be indicative of the consolidated results of operations or financial position that the Company would have reported had the RideNow transaction closed on the dates indicated and should not be taken as representative of our future consolidated results of operations or financial position.

The pro forma adjustments related to the RideNow Agreement are described in the notes to the unaudited pro forma combined financial information and principally include the following:

●	Pro forma adjustment to eliminate the RideNow assets, liabilities and owners’ equity not acquired.

●	Pro forma adjustment to record the equity and debt financing obtained in connection with the RideNow merger.

●	Proforma adjustment to record the merger of the Company and RideNow.

●	Proforma adjustments to record the estimated interest expense and other expenses resulting from the merger.

●	Proforma adjustment to record the estimated tax provision on the consolidated income before tax, as adjusted for the above pro forma adjustments.

The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed consolidated financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the merger. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to RideNow’s financial presentation are needed to conform RideNow’s accounting policies to the accounting policies of RumbleOn.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the RideNow Agreement. These financial statements also do not include any integration costs the companies may incur related to the Transactions as part of combining the operations of the companies.

RumbleOn Inc. and Subsidiaries

Pro Forma Condensed Combined Balance Sheet

as of June 30, 2021

(Unaudited)

	RumbleOn	Ride Now	Pro Forma Adjustments	Notes	Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$24,972,223	$5,830,482	$5,322,753	A	$36,125,458
Restricted cash	3,049,056	-	-		3,049,056
Accounts receivable, net	26,955,051	98,250,159	(72,071,921)	B	53,133,289
Inventory	19,675,990	101,214,125	(1,623,727)		119,266,388
Other current assets	4,058,905	1,864,297	-		5,923,202
Total current assets	78,711,225	207,159,063	(68,372,895)		217,497,393

Property and equipment - net	6,295,683	22,936,755	-		29,232,438
Right of use assets	5,007,605	73,921,130	-		78,928,735
Other indefinite lived intangible assets	-	-	194,531,319	C	194,531,319
Goodwill	26,886,563	55,284,223	325,716,991	C	407,887,777
Deferred finance charge	10,950,000	-	(10,950,000)	G	0
Other assets	221,712	1,296,219	(1,026,605)	D	491,326
Total assets	$128,072,788	$360,597,390	$439,898,810		$928,568,988

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$12,678,577	$83,133,280	$(37,539,803)	E	$58,272,054
Lease liabilities-current portion	1,750,127	21,444,138	-		23,194,265
Notes payable-floor plan	21,857,234	44,753,947	-		66,611,181
Current portion of long-term debt	5,809,030	12,843,963	(8,516,667)	F	10,136,326
Total current liabilities	42,094,968	162,175,328	(46,056,470)		158,213,826

Long term liabilities:			-
Long-term debt	4,691,181	-	249,825,000	F	254,516,181
Warrant liability	13,174,216	-	(13,174,216)	G	0
Convertible debt, net	28,079,484	-	-		28,079,484
Derivative liabilities	48,800	-	-		48,800
Lease liabilities- long-term portion	3,519,475	72,668,736	-		76,188,211
Other long-term liabilities	502,817	6,497,346	-		7,000,163
Total long-term liabilities	50,015,973	79,166,082	236,650,784		365,832,839

Total liabilities	92,110,941	241,341,410	190,594,314		524,046,665

Stockholders’ equity:
Class B Preferred stock	-	-	-		0
Class A stock	50	-	-		50
Class B Stock	3,343	-	10,154	G	13,497
Owners’ equity		119,255,980	(119,255,980)	H	0
Additional paid in capital	148,180,750	-	383,889,833	G	532,070,583
Accumulated deficit	(112,222,296)	-	(15,339,511)	G	(127,561,807)
Total stockholders’ equity	35,961,847	119,255,980	249,304,496		404,522,323
Total liabilities and stockholders’ equity	$128,072,788	$360,597,390	$439,898,810		$928,568,988

See Accompanying Notes to Pro Forma Financial Statements.

RumbleOn Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2021

(Unaudited)

	RumbleOn	Ride Now	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue:
Vehicle sales
Powersports	$38,833,577	$381,321,868	(25,275,968)	I	$394,879,477
Automotive	211,357,422	-	-		211,357,422
Transportation and vehicle logistics	22,418,633	-	-		22,418,633
Parts and other revenue	-	132,051,220	-		132,051,220
Total Revenue	272,609,632	513,373,088	(25,275,968)		760,706,752

Cost of revenue
Powersports	28,897,883	305,578,943	(23,652,241)	I	310,824,585
Automotive	194,977,530	-	-		194,977,530
Transportation and vehicle logistics	18,044,506	-	-		18,044,506
Other cost of sales and revenue	-	48,182,299	-		48,182,299
Total cost of revenue	241,919,919	353,761,242	(23,652,241)		572,028,920

Gross profit	30,689,713	159,611,846	(1,623,727)		188,677,832

Selling, general and administrative	31,514,495	91,682,136	2,126,250	J	125,322,881
Depreciation and amortization	1,231,066	1,717,001	-		2,948,067

Operating income (loss)	(2,055,848)	66,212,709	(3,749,977)		60,406,884

Interest expense	(3,529,345)	(1,165,501)	(15,175,066)	K	(19,869,912)
			-		-
Increase in derivative liability	(2,256,322)	-	-		(2,256,322)
Other income	-	20,160,562	-		20,160,562

Net income (loss) before provision for income taxes	(7,841,515)	85,207,770	(18,925,043)		58,441,212

Income tax expense	-	-	(14,610,303)	L	(14,610,303)

Net income (loss)	$(7,841,515)	$85,207,770	$(33,535,346)		$43,830,909

Weighted average number of common shares outstanding – basic	2,775,665				10,783,800

Net income (loss) per share – basic	$(2.83)				$4.06

Weighted average number of common shares outstanding – basic and fully diluted	2,775,665				11,234,351

Net income (loss) per share – fully diluted	$(2.83)				$3.90

See Accompanying Notes to Pro Forma Financial Statements.

RumbleOn Inc. and Subsidiaries

Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2020

(Unaudited)

	RumbleOn	RideNow	Pro Forma Adjustments	Notes	Pro Forma Combined
Revenue:
Vehicle sales
Powersports	$46,653,668	$662,149,234	-		$708,802,902
Automotive	337,084,959		-		337,084,959
Transportation and vehicle logistics	31,816,157		-		31,816,157
Parts and other revenue	872,459	236,741,164	-		237,613,623
Total Revenue	416,427,243	898,890,398	-		1,315,317,641

Cost of revenue
Powersports	40,060,571	551,652,098	-		591,712,669
Automotive	308,800,631	-	-		308,800,631
Transportation and vehicle logistics	24,200,229	-	-		24,200,229
Other cost of sales and revenue		91,017,529	-		91,017,529
Cost of revenue before impairment loss	373,061,431	642,669,627	-		1,015,731,058
Impairment loss on automotive inventory	11,738,413	-	-		11,738,413
Total cost of revenue	384,799,844	642,669,627	-		1,027,469,471

Gross profit	31,627,399	256,220,771	-		287,848,170

Selling, general and administrative	53,659,348	154,520,040	$2,835,000	I	211,014,388

Insurance recovery proceeds	(5,615,268)	-	-		(5,615,268)

Depreciation and amortization	2,142,939	4,087,914	-		6,230,853

Operating income (loss)	(18,559,620)	97,612,817	$(835,000)		76, 218,197

Interest expense	(6,638,325)	(6,956,809)	(30,673,844)	J	(44,268,978)
Other income	198,970	1,967,068	-		2,166,038

Net income (loss) before provision for income taxes	$(24,998,975)	$92,623,076	(33,508,844)		34,115,257

Income tax expense	-	-	(8,528,814)	K	(8,528,814)

Net income (loss)	$(24,998,975)	$92,623,076	$(42,037,658)		$25,586,443

Weighted average number of common shares outstanding – basic	2,184,441				10,231,415

Net income (loss) per share – basic	$(11.44)				$2.54

Weighted average number of common shares outstanding – basic and fully diluted	2,184,441				10,371,409

Net income (loss) per share – fully diluted	$(11.44)				$2.51

See Accompanying Notes to Pro Forma Financial Statements.

RumbleOn Inc. and Subsidiaries

Notes to Unaudited Pro Forma

Condensed Combined Financial Statements

Note 1 – Basis of Presentation

The audited historical consolidated financial statements have been adjusted in the pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the business combination, (2) factually supportable and (3) with respect to the pro forma condensed combined statements of operations, expected to have a continuing impact on the combined results following the business combination.

The business combination was accounted for under the acquisition method of accounting in accordance with ASC Topic 805, Business Combinations. As the acquirer for accounting purposes, the Company has estimated the fair value of RideNow’s assets acquired and liabilities assumed and conformed the accounting policies of RideNow to its own accounting policies.

The unaudited Pro Forma Condensed Combined Financial Statements are based on our historical consolidated financial statements and RideNow’s historical combined financial statements as adjusted to give effect to the Company’s acquisition of RideNow and the related financing transactions. The unaudited Pro Forma Condensed Combined Balance Sheet as of June 30, 2021, gives effect to these transactions as if they occurred on June 30, 2021. The Unaudited Pro Forma Condensed Combined Statements of Operations for the Year Ended December 31, 2020, and the Six Months Ended June 30, 2021, give effect to these transactions as if they occurred on January 1, 2020.

The allocation of the purchase price used in the unaudited pro forma financial statements is based upon a preliminary valuation by management. The final estimate of the fair values of the assets and liabilities will be determined with the assistance of a third-party valuation firm. The Company’s preliminary estimates and assumptions are subject to materially change upon the finalization of internal studies and third-party valuations of assets, including investments, property and equipment, intangible assets including goodwill, and certain liabilities.

The Unaudited Pro Forma Condensed Combined Financial Statements are provided for informational purpose only and are not necessarily indicative of what the combined company’s financial position and results of operations would have actually been had the Transactions been completed on the dates used to prepare these pro forma financial statements. The adjustments to fair value and the other estimates reflected in the accompanying unaudited pro forma condensed combined financial statements may be materially different from those reflected in the combined company’s consolidated financial statements subsequent to the Transactions. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or results of operations of the combined companies. Reclassifications and adjustments may be required if changes to RumbleOn’s financial presentation are needed to conform RumbleOn’s accounting policies to the accounting policies of the RideNow.

These unaudited pro forma condensed combined financial statements do not give effect to any anticipated synergies, operating efficiencies or cost savings that may be associated with the Transactions. These financial statements also do not include any integration costs the companies may incur related to the Transactions as part of combining the operations of the companies.

Reclassifications

Certain amounts in the Pro Forma Condensed Combined Statement of Operations for the six-months ended June 20, 2021, have been revised for consistency with the amounts shown in the unaudited Condensed Combined Statements of Operations for the six-months end June 30, 2021 and are included in this Form 8K.

Note 2 – Summary of Significant Accounting Policies

The unaudited pro forma condensed combined financial statements have been prepared in a manner consistent with the accounting policies adopted by the Company. The accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the 2020 Annual Report on Form 10-K and for RideNow, the accounting policies followed for financial reporting on a pro forma basis are the same as those disclosed in the audited financial statements included in RumbleOn’s Form 8-K filed on April 8, 2021. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies among the Company and RideNow. The Company is reviewing the accounting policies of RideNow to ensure conformity of such accounting policies to those of the Company and, as a result of that review, the Company may identify differences among the accounting policies of the two companies, that when confirmed, could have a material impact on the consolidated financial statements. However, at this time, the Company is not aware of any difference that would have a material impact on the unaudited pro forma condensed combined financial statements.

RumbleOn and RideNow have recorded leases in accordance with ASC 842. In the pro forma combined balance sheet these leases are reported as a single amount for short-term and long-term lease liabilities. The following table provides the segregation of these leases between operating leases and financing leases for the historical financial statements for RumbleOn and RideNow.

	As of June 30, 2021
	RumbleOn	RideNow
Lease liabilities – current portion
Operating leases	$1,750,127	$17,459,193
Financing leases		3,984,945
Total lease liabilities – current portion	$1,750,127	$21,444,138

Lease liabilities – long-term portion
Operating leases	$3,519,475	$58,345,599
Financing leases		14,323,137
Total lease liabilities – long-term portion	$3,519,475	$72,668,736

RideNow has notes receivable due from a related party, which is included in other assets in the pro forma combined balance sheet. In addition, RideNow has certain payables due to related parties that are included in the current and long-term portions of long-term debt in the pro forma combined balance sheet. The following table is provided to segregate these amounts before being combined in the accompanying Pro Forma Condensed Combined Balance Sheet as of June 30, 2021.

	As of June 30, 2021
	RumbleOn		RideNow
Other assets
Notes receivable – related party		$-	$1,026,605
Other non-current assets		221,712	269,614
Total other assets		$221,712	$1,296,219

Current portion of long-term debt
Payables to related parties	$		$40,130,446
Notes payable-related parties		-	1,159,322
Notes payable – other		5,809,030	5,684,641
Total current portion of long-term debt		$5,809,030	$46,974,409

Long-term debt
Notes payable – related parties		$-	$-
Notes payable – PPP Loans		-	-
Notes payable – other		4,691,181	-
		4,691,181	$-

RideNow Sweep Account

RideNow is a participant in a Cash Sweep Account arrangement with a bank and its affiliates. The Cash Sweep Account combines the cash balances of all the participating affiliates and invests excess cash on a daily basis. Interest is paid to each participant based on the average cash balance in the Cash Sweep account over the course of the year. Any participant that develops an overdraft cash balance is charged interest. For the year ended December 31, 2020 and the six months ended June 30, 2021, the Cash Sweep Account was earning interest at 0.85% and 1.3%, respectively, and for overdraft balances, the interest charged was 3.25% and 3.00%, respectively. In the unaudited financial statements as of June 30, 2021, members of the Group with positive sweep balances reported those balances as related party receivables, whereas members of the Group with negative sweep balances reported those balances as related party payables. The following table provides a summary of these balances as of June 30, 2021:

As of June 30, 2021
Cash Sweep Accounts:
Related party receivable	$72,071,921
Related party payable	(39,367,501)
Net Cash Sweep Account Balance	$32,704,420

For purposes of the Unaudited Condensed Combined Balance Sheet as of June 30,2021, the proforma adjustment below to record the preliminary allocation of the purchase price includes a reclassification of these related party balances to cash as a management contemplates those balances in the sweep account on the date of closing will be transferred to a Company account.

Note 3 – Financing Transactions

Senior Secured Term Loan

The Company is financing $280,000,000 of the cash consideration pursuant to the RideNow Agreement by the issuance of a new Senior Secured Term Loan. At the option of the Company, the interest rate on the new loan will be (a) Adjusted LIBOR (as defined in the Commitment Letter) plus 8.25%, of which (i) Adjusted LIBOR plus 7.25% shall be paid in cash and (ii) 1.00% shall be payable in kind or (b) ABR (as defined in the Commitment Letter) plus 7.25%, of which (i) ABR plus 6.25% shall be paid in cash and (ii) 1.00% shall be payable in kind. The Credit Facility shall mature on the fifth anniversary of the Closing date of the RideNow Transaction (subject to extension with the consent of only the extending lender). For purposes of these pro forma condensed combined financial statements, we have used an interest rate of 8.45%.

RMBL Transaction Equity Raise

To finance in part the cash consideration, the Company has committed to raise at least $135,000,000 in new equity. To estimate the fair value of this equity, a per share price of $40.50 was used which results in the issuance of 3,333,333 shares. This price represents the per share price of the Company’s stock as of the close of business on July 30, 2021.

Transaction Costs

For purposes of these pro forma financial statements, the Company has estimated that the total transaction costs for these financing transactions will be $19,225,000 for the debt financing and $9,450,000 for the equity raise. In addition, as discussed below, the Company has issued a warrant to Oaktree for which we have estimated a preliminary value of $22,100,000. Legal and other professional fees and expenses are estimated to be approximately $4,790,000, are non-recurring, and have not been recorded as a pro forma adjustment to the Pro Forma Condensed Combined Statement of Operations.

Warrant

In connection with the Commitment Letter, in lieu of a commitment fee, the Company has agreed to issue to Oaktree a warrant to purchase a number of shares of Class B Common Stock at an exercise price per share to be determined either at Closing or at termination of the Commitment Letter (“Warrant”). If issued at Closing, the Warrant will be for that number of shares equal to $40,000,000 divided by the lowest price per share at which equity is issued in connection with financing the RideNow Transaction, which price shall also be the exercise price. If issued in connection with a termination of the Commitment Letter, the Warrant will be issued to purchase that number of shares equal to five percent (5%) of the Company’s fully diluted market capitalization at the close of business on the day after a termination of the Commitment Letter is publicly announced divided by the weighted average price of the Company’s Class B Common Stock for the five days immediately preceding such date, which price shall also be the exercise price. The Warrant is immediately exercisable upon the Closing and expires eighteen (18) months after the Closing or termination of the Commitment Letter.

Using the stock price of $40.50 as of August 2, 2021, the number of warrants issued is 987,654. The preliminary fair value of the warrant has been estimated to be $22,100,000. As of March 12, 2021, the Company had estimated the fair value of the warrant to be $10,950,000 and recorded a deferred finance charge and warrant liability for this amount. This deferred charge has been reclassified and it is reflected in the accompanying pro forma combined financial statements as debt discount. The preliminary estimated fair value was determined using a Monte Carlo simulation based on level 1 and level 3 inputs. As of June 30, 2021, the Company increased the fair value of the warrant liability to $13,174,216. For purposes of these pro forma financial statements, the difference between the estimated fair value of $22,100,000 and the $13,174,216 of $8,925,784 has been recorded as an adjustment to accumulated deficit in the Condensed Combined Balance sheet as of June 30, 2021. No adjustment has been reflected in the Pro Forma Condensed Combined Statement of Operations for the six months ended June 30, 2021, because the transaction is not a recurring cost that would have a continuing impact on the combined results following the business combination.

Note 4 - Purchase Price Allocation

On March 12, 2021, the Company entered into a Plan of Merger and Equity Purchase Agreement, as amended on June 17, 2021 (the “RideNow Agreement”) to acquire RideNow Group and Affiliates, a non-legal entity, (“RideNow” or “The Group”). RideNow is a collection of franchised dealerships operating in the powersports industry. Collectively, the Group are referred to as the Acquired Companies in the Agreement. The Group is engaged in the sale of new and used motorcycles, all- terrain vehicles, personal watercraft, other powersports vehicles, and related products and services, including repair and maintenance services, parts and accessories, riding gear, and apparel. As of June 30, 2021, RideNow owned and operated more than 43 retail dealerships in the United States, predominately in the Sunbelt region. The core brands sold by RideNow are Harley-Davidson, Honda, Yamaha, Kawasaki, Suzuki, Bombardier, Polaris, BMW, Ducati and Triumph, which are sold through franchise dealer agreements.

The RideNow Agreement provides that the Company will acquire the Acquired Companies in exchange for (i) $400,400,000 in cash plus or minus any adjustments for net working capital and closing indebtedness, and (ii) shares of the Company’s Class B Common Stock having a value of $175,000,000 (the “Closing Payment Shares”), valued equally, on a per share basis, based upon the lowest value of (A) $30.00; (B) the VWAP of the Company’s Class B Common Stock for the twenty (20) trading days immediately preceding the Closing, and (C) the value on a per share basis paid for the Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock by any person which purchases Class B Common Stock or any shares underlying securities convertible into or exercisable for Class B Common Stock from the Company from the date of the RideNow Agreement until the Closing not including purchases of Class B Common Stock underlying currently outstanding options, warrants, convertible notes, or other derivative securities. Ten percent (10%) of the Closing Payment Shares will be escrowed at Closing and will be released pursuant to the terms of the RideNow Agreement. The Company will finance the cash consideration through a combination of approximately $280,000,000 of debt provided by the Initial Lender (as defined below) and through the issuance of new equity for the remainder thereof.

The following table summarizes the preliminary allocation of the purchase price based on the estimated fair value of the acquired assets and assumed liabilities as of June 30, 2021:

Purchase price consideration
Cash	$400,400,000
Class B stock (5,833,333 x $40.50 per share)	236,249,987
Total purchase price consideration	$636,649,987

Estimated fair value of assets:
Cash	$38,534,902
Contracts in transit	10,149,513
Accounts receivable	16,028,725
Inventory	101,214,125
Prepaid expenses	1,864,297
Right-of-use assets	73,921,130
Property & equipment	22,936,755
Other Assets	269,614
264,919,061

Estimated fair value of liabilities assumed:
Accounts payable, accrued expenses and other current liabilities	45,593,477
Notes payable - floor plan	44,753,947
Lease liabilities	94,112,874
Long-term debt	6,843,963
Other long-term liabilities	6,497,346
197,801,607

Net tangible assets	61,117,454
Intangible assets	194,531,319
Goodwill	381,001,214

Total consideration	$636,649,987

This preliminary purchase price allocation has been used to prepare pro forma adjustments in the pro forma balance sheet and statement of operations. The final purchase price allocation will be determined when the Company has completed the detailed valuations and necessary calculations. For purposes of the pro forma condensed combined financial statements, for inventory, property and equipment, leases and other assets and liabilities the Company used the carrying value as reported its historical financial statement as reported in its Form 10-Q as of June 30, 2021, and as reported in the historical Combined Financial Statements for RideNow as of June 30, 2021, that have been included in this report. The final allocation could differ materially from the preliminary allocation used in the pro forma adjustments. The final allocation may include (1) changes in fair values of property, plant and equipment, (2) changes in allocations to intangible assets such as trade names, technology, franchise rights and customer relationships as well as goodwill and (3) other changes to assets and liabilities.

In accordance with the RideNow Agreement, as discussed above, the purchase price includes a $400,400,000 in cash plus $175,000,000 in stock. For purposes of these pro forma combined financial statements, the number of shares to be issued was determined based on a price of $30.00 per share as required under the RideNow Agreement which results in the issuance of 5,833,333 shares of the Company’s Class B Stock. The fair value of the shares issued was determined based on a per share price of $40.50, which is the price of the RumbleOn stock as of the close of business on June 21, 2021. The following table reflects the impact of a 10% increase or decrease in the per share price on the estimated fair value of the purchase price and goodwill:

	Purchase Price	Estimate Goodwill
s presented in the pro forma combined results	$636,649,987	$381,001,214
10% increase in common stock price	$660,274,985	$404,626,212
10% decrease in common stock price	$613,024,988	$357,376,215

Note 5 - Pro Forma Adjustments

The pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

A.	This adjustment records the net increase in cash resulting from the merger as follows:

Net proceeds from issuance of debt	$260,775,000
Net proceeds from issuance of Class B stock	125,550,000
Total net proceeds from financing transactions	386,325,000
Less cash consideration paid to Sellers	(400,400,000)
Net cash received from sweep account on the Closing Date(1)	26,704,420
Repayment of Bridge Loan (including accrued interest)	(2,516,667)
Legal and other professional fees and expenses	(4,790,000)
Net increase in cash	$5,322,753

(1)	Amount is positive

B.	This adjustment records the reclassification of the positive cash balances from the sweep account.

C.	As part of the preliminary valuation analysis, the Company identified Franchise Rights as a separately identifiable intangible asset. The fair value of this intangible asset $194,531,319 was determined primarily using the “income approach,” which requires a forecast of the expected future cash flows. Since all the information required to perform a detail valuation analysis of RideNow’s intangible assets could not be obtained as of the date of this filing, for purposes of these unaudited pro forma condensed combined financial statements, the Company used certain assumptions based on publicly available transactions data for the industry. Based on our research and discussions with RideNow management we have concluded that the Franchise Rights intangible asset has an indefinite life and therefore we have not made any adjustment in the pro forma condensed combined statement of operations for amortization.

In addition, this adjustment reflects the recognition of goodwill of $381,001,214, less the removal of $55,294,223 of goodwill reflected on the historical balance sheet of RideNow as of June 30, 2021.

D.	This adjustment reflects the elimination of notes receivable related party that are expected to be paid off prior to closing.

E.	This adjustment includes the payable for the Net Working Capital adjustment of $1,827,698, less the reclassification of the negative cash balances of $39,367,501 from the sweep account.

F.	As described in Note 3 above, this adjustment records the elimination of the current portion of long-term debt of $6,000,000 and records the new debt, less debt discount and less elimination long-term debt as follows:

Balance of new Senior Term Loan	$280,000,000
Less debt discount and deferred financing fees	(30,175,000)
Net adjustment to long-term debt	$249,825,000

G.	This adjustment records the net proceeds received from the equity raised to finance payment of the cash consideration of $125,550,000 plus this issuance of warrants with a fair value of $22,100,000 plus the issuance of 5,833,333 shares of Class B Common Stock to the sellers as the equity portion of the purchase consideration, valued at $236,249,987 based on a per share price of $40.50 which was the per share price of the Company’s stock as of the close of business on August 2, 2021. This entry also records the reclassification of the deferred finance charge on the balance sheet of RumbleOn to Debt Discount and reclassifies the warrant liability to equity. As discussed in Note 3 above, the Company has estimated transaction costs for legal and other professional fees and expenses of $4,790,000. These costs have not been recorded as a pro forma adjustment to the in the Pro Forma Condensed Combined Statements of Operations. However, they have been reflected as an adjustment to the accumulated deficit in the Pro Forma Condensed Combined Balance Sheet. In addition, an adjustment has been to the accumulated deficit for the change in the fair value of the warrant as described in Note 3 above for 8,925,995.

H.	This adjustment eliminates RideNow’s Owners’ Equity as reported in the audited historical financial statements.

I.	This adjustment eliminates the intercompany sales for vehicles sold to RideNow by the Company.

J.	Pursuant to the RideNow Agreement, the Company is adopting an Equity Incentive Plan and as disclosed in a Schedule to the RideNow Agreement is rewarding 278,334 of restrictive stock units (RSUs) to employees of RideNow. Based on the stock price of $40.50 per share, these units have a fair value of $11,272,527. The pro forma adjustment recognizes 20% ($2,254,505) of these awards being recognized as share-based compensation in the Unaudited Condensed Combined Statement of Operations for the year ended December 31, 2020, and one half of the 30% vesting ($1,690,879) during the six months ended June 30, 2021. This estimate used the same vesting schedule used by the Company as disclosed in its financial statements for the six months ended June 30, 2021, as reported on Form 10-Q.

K.	This pro forma adjustment records the estimated interest expense as follows:

	6-Months Ended June 30, 2021	12-Months Ended December 31, 2020
Contract interest on the new Senior Term Loan	$12,296,889	$24,591,031
Amortization of debt discount (Note 1)	2,518,177	5,362,813
Amortization of deferred financing costs (Note 1)	360,000	720,000
Total interest expense adjustment	$15,175,066	$30,673,844

Note (1) Amortization of debt discounts is assumed using an effective interest method using an interest rate of 10.5%. Deferred finance costs are amortized on a straight-line basis over the term of the loan (five years).

L.	This pro forma adjustment reflects the estimated tax provision that may be required based on an estimated blended federal and state statutory tax rate of 25%.

	6-Months Ended June 30, 2021	12-Months Ended December 31, 2021
Income before tax	$58,441,212	$34,115,257
Effective tax rate	25%	25%
Provision for taxes	$14,610,303	$8,528,814

Note 6 – Combined Adjusted EBITDA Before Pro Forma Adjustments

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. Non-GAAP financial measures are not necessarily calculated the same way by different companies and should not be considered a substitute for or superior to U.S. GAAP.

Combined Adjusted EBITDA Before Pro Forma Adjustments is defined as net income adjusted to add back interest expense including debt extinguishment and depreciation and amortization, and certain charges and expenses, such as goodwill impairment, impairment loss on automotive inventory, impairment loss on plant & equipment, insurance recovery proceeds, non-cash stock-based compensation, change in derivative liability, litigation expenses, severance, new business development and other non-recurring costs, as these charges and expenses are not considered a part of our core business operations and are not an indicator of ongoing, future company performance.

Adjusted EBITDA is one of the primary metrics used by management to evaluate the financial performance of our business. We present Adjusted EBITDA because we believe it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. Further, we believe it is helpful in highlighting trends in our operating results, because it excludes, among other things, certain results of decisions that are outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure and capital investments.

The following tables reconcile Combined Adjusted EBITDA Before Pro Forma Adjustments to net income based on the Company’s historical financial statements for the six months ended June 30, 2021, and the year ended December 31, 2020 and RideNow’s historical financial statements for the six months ended June, 2021 and the year ended December 31, 2020.

	For the Six Months Ended June 30, 2021			For the Twelve Months Ended December 31, 2020
	RumbleOn	RideNow	Combined (Before Pro Forma Adjustments)	RumbleOn	RideNow	Combined (Before Pro Forma Adjustments)

Net income (loss)	$(7,841,515)	$85,207,770	$77,366,255	$(24,998,975)	$92,623,076	$67,624,101

Add back:
Interest expense (including debt extinguishment)	3,529,345	1,165,501	4,694,846	6,450,161	6,956,809	13,406,970
Depreciation and amortization	1,231,066	1,717,001	2,948,067	2,142,939	4,087,914	6,230,853
Interest income and miscellaneous income	-	(1,121,332)	(1,121,332)	-	(1,967,068)	(1,967,068)
Increase (decrease) in derivative liability	2,256,322		2,256,322	(10,806)	-	(10,806)
EBITDA	(824,762)	86,968,940	86,144,158	(16,416,681)	101,700,731	85,284,050
Adjustments
Impairment loss on automotive inventory	-	-	-	11,738,413	-	11,738,413
Impairment loss on plant & equipment	-	-	-	177,626	-	177,626
Insurance recovery proceeds	-	-	-	(5,615,268)	-	(5,615,268)
Non-cash stock-based compensation	1,727,491	-	1,727,491	2,978,236	-	2,978,236
Acquisition costs associated with the RideNow Agreement	1,956,701	-	1,956,701	-	-	-
Litigation expenses	169,648	-	169,648	1,295,717	-	1,295,717
Other Non-recurring costs	32,985	-	32,985	51,387	-	51,387
PPP loan forgiveness	-	(19,039,229)	(19,039,229)	-	-	-
Adjusted EBITDA	$3,062,043	$67,929,711	$70,991,754	$(5,790,570)	$101,700,731	$95,910,161